Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CREDO PETROLEUM UPDATES DRILLING ACTIVITIES

First Bakken Well Produces 32,000 Boe in First 60 Days

Second Bakken Well Scheduled in About 30 Days

Successful Drilling Continues on Central Kansas Uplift

DENVER, COLORADO, May 4, 2010 — Credo Petroleum Corporation (NASDAQ:  CRED), an oil and gas exploration and production company with significant assets in North Dakota, Central Kansas and Oklahoma, today updated its drilling activities.

North Dakota Williston Basin

Dunn County, North Dakota—Credo has leased approximately 8,000 gross (6,000 net) acres on the Fort Berthold Reservation containing about 50 drillable spacing units.  The acreage is generally located south and west of Parshall Field.  The company’s interests range up to 51% depending on the size of the spacing unit.  The Reservation is surrounded on three sides by horizontal Bakken production, and drilling activity is escalating rapidly.

The company’s first Bakken horizontal well, the Petro Hunt 148-94-17D-08-1H (“17-D”), has been on production for 83 days and is currently flowing without artificial lift.  During initial testing, the well flowed 1,267 barrels of oil and 1.24 million cubic feet of gas, or 1,474 barrels of oil equivalent (Boe), over a 24-hour period.  Through the first 60 days the well flowed 32,000 Boe.

“The 17-D looks like an outstanding well,” said Marlis E. Smith, Jr., Chief Executive Officer.  “Production during the first 60 days is more than twice the 60-day average for 50 horizontal Bakken wells in the surrounding area.  Credo currently owns interests in about 50 Bakken/Three Forks spacing units, and I expect multiple wells to be drilled in many of those units.”

The company owns a 10% working interest in the 17-D, and interests ranging from 5% to 51% in 17 spacing units located in the immediate vicinity of the 17-D well.  Credo’s second Bakken well is expected to commence drilling in June.  The 147-94-3A-10-1H (“3-A”) well will be drilled on a 1,280 acre spacing unit located about four miles southeast of the 17-D.  The 3-A well will also be operated by Petro-Hunt, and Credo owns an 18.75% working interest.

Williams County, North Dakota—Credo recently moved into a highly prospective area of Williams County by purchasing a 6% interest in a 1,280 acre spacing unit operated by Brigham Exploration.  The spacing unit is located about one mile east of Brigham’s Olson 10-15-H well which has produced almost 110,000 Boe in 14 months.  Credo expects that at least two Bakken wells will be drilled in the spacing unit.

Kansas

Credo has significantly increased its acreage holdings on the Central Kansas Uplift and western Kansas, and currently owns 147,000 gross (85,000 net) acres.  The acreage contains about 34 blocks in which the company owns interests ranging from 12.5% to 100%.  Credo is continuing an aggressive prospect generation and lease acquisition program.

To date, Credo has drilled 56 wells on its Central Kansas Uplift acreage, of which 45% have been successful.  The company is currently drilling two to three wells per month and expects to maintain that pace for at least the next few years.

Recent wildcat discoveries include the Campbell #18-1 and the Keith #13-1, both located in Graham County.  The Campbell was completed pumping 75 Bopd and establishes first production on a large seismic feature for the area.  A second well on this feature is scheduled for June.  The Keith is currently awaiting completion after yielding good oil recovery on drill stem tests.  This well also establishes production on a prominent seismic feature that has good development potential.  Credo owns 27% and 46% working interests in the wells, respectively.

Last year, Credo discovered a significant new field in Barton County, Kansas in which it owns an 85% working interest.  That field has produced over 100,000 barrels of oil in about 15 months.  Six miles to the north, Credo is preparing to drill its Roessler Prospect where it owns an 80% working interest.

Management Comment

Smith further commented, “Credo is in the right places to continue successfully building our oil production and reserves.  Our Bakken acreage is located in one of the sweet spots, and production results on our first well are very encouraging.  The Bakken is the premier oil resource play in the United States.  The U.S. Geological Survey estimated that up to 4.3 billion barrels of oil could be recovered using current technology.  In addition, a new study by the North Dakota Industrial Commission concluded that the Three Forks-Sanish Formation, situated about 50 feet below the Bakken, may hold an additional 1.9 billion recoverable barrels.

“We are equally excited about our Kansas shallow oil drilling projects.  Our success in Central Kansas continues to be outstanding, and the play has already made a substantial contribution to our oil production and reserves.  The Kansas play is relatively inexpensive with short discovery to first production cycle times.  This makes it an excellent complement to the deeper and longer cycle Bakken drilling and Oklahoma waterflood projects.

“Credo’s numbers already reflect our oil drilling success.  Last year the increased oil component in our portfolio drove a 23% increase in production when calculated on the price equivalent basis that goes to our bottom line.  The economic benefit of increased oil production was apparent last year when oil accounted for 59% of revenues while representing only 36% of energy equivalent-production.  We are going to build on this momentum in 2010.”

*      *      *      *      *

For more information about the company, visit http://www.credopetroleum.com.

Contact:             Marlis E. Smith, Jr.

Chief Executive Officer

or

Alford B. Neely

Chief Financial Officer

303-297-2200

Web Site:          www.credopetroleum.com

Credo Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado.  The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions.  The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily in the “NASDAQ Global Market” section of The Wall Street Journal.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.  Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s Annual Report on Form 10-K for more information.  Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.